EXHIBIT 16.1
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September 22, 2006

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Building Materials Corporation of America and, under the date of March 29, 2006, we reported on the consolidated financial statements of Building Materials Corporation of America and subsidiaries as of and for the years ended December 31, 2005 and 2004. On September 18, 2006, our appointment as principal accountants was terminated. We have read Building Materials Corporation of America's statements included under
Item 4.01(a) of its Form 8-K dated September 22, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Building Materials Corporation of America's statement that on September 18, 2006 the Board of Directors of Building Materials Corporation of America appointed Ernst & Young LLP as its new independent registered public accounting firm.

Very truly yours,

KPMG LLP